Exhibit 99.1

NEOSE TECHNOLOGIES REPORTS FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS

HORSHAM, PA, March 10, 2008 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the year and fourth quarter ended December 31, 2007.

For the year ended December 31, 2007, the Company reported a net loss of $28.5 million, or $0.57 per basic and diluted share, compared to a net loss of $27.1 million, or $0.82 per basic and diluted share, for the same period in 2006. The Company’s net loss for the year ended December 31, 2007 included non-cash income of $6.6 million relating to a decrease in the fair value of the Company’s warrant liability. During the year ended December 31, 2006, the Company recognized a $7.3 million gain from the sale of the Company’s facility containing its former corporate headquarters and pilot manufacturing plant (“Witmer Road Facility”).

For the quarter ended December 31, 2007, the Company reported a net loss of $3.2 million, or $0.06 per basic and diluted share, compared to a net loss of $9.5 million, or $0.29 per basic and diluted share, for the same period in 2006. The Company’s net loss for the quarter ended December 31, 2007 included non-cash income of $3.2 million relating to a decrease in the fair value of the Company’s warrant liability.

The Company reported revenues of $8.8 million for the year ended December 31, 2007, compared to $6.2 million for the same period in 2006. Both 2007 and 2006 revenues were comprised of revenues recognized under the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG. Revenues for the fourth quarter of 2007 were $2.7 million compared to $0.6 million for the fourth quarter of 2006. The increase in revenues for both the fourth quarter of 2007 and for the year ended December 31, 2007, compared to the same periods for 2006, were primarily due to increased research and development funding received from both Novo Nordisk A/S and BioGeneriX AG.

Research and development expenses increased to $34.9 million for the year ended December 31, 2007 from $29.0 million in 2006. The increase in research and development expenses during the 2007 period was primarily due to an additional $6.8 million of external costs for the Company’s NE-180 development program and $3.3 million of additional costs associated with the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG, partially offset by lower payroll and facility-related costs resulting from the restructurings that were implemented in 2006 and 2007. For the fourth quarter of 2007, research and development expenses were $6.6 million, compared to $7.8 million for the same period in 2006. The decrease in research and development expenses for the fourth quarter of 2007 was primarily due to a $2.8 million decrease in NE-180 external costs and lower payroll and facility related costs resulting from the restructurings that were implemented in 2006 and 2007, partially offset by $2.1 million of additional external costs incurred on behalf of the Company’s collaborations with Novo Nordisk A/S and BioGenerix AG.

General and administrative expenses were $10.9 million for the year ended December 31, 2007, compared to $11.6 million in 2006. The decrease in general and administrative expenses during 2007 was primarily due to lower payroll expense due to decreased headcount partially offset by increased consulting costs. For the fourth quarter of 2007, general and administrative expenses were $2.8 million, compared to $2.5 million for the same period in 2006. The increase in the fourth quarter of 2007, compared to the same period for 2006, was primarily due to higher consulting costs and legal costs associated with intellectual property, partially offset by lower payroll expense.

Interest income was $1.5 million for the year ended December 31, 2007, compared to $1.2 million for the same period in 2006. Higher cash balances during the 2007 period accounted for the increase.

Interest expense was $0.1 million for the year ended December 31, 2007, compared to $1.3 million for the same period in 2006. Lower average debt balances during the 2007 period accounted for the decrease.

The Company ended 2007 with $19.3 million in cash and cash equivalents. In January 2008, the Company announced the discontinuation of further development of its NE-180 program based on an evaluation of commercial prospects and the likelihood of entering into a timely collaboration for the compound. This action allowed the Company to significantly reduce its expected cash expenditures and extend its cash runway by approximately one year. The Company anticipates that its existing cash and cash equivalents, expected proceeds from collaborations and license arrangements, and interest income should be sufficient to meet its operating and capital requirements at least into the third quarter of 2009.

Conference Call

The Company will host a conference call at 5:00 p.m. (EST) on March 10, 2008, to discuss the fourth quarter and year end financial results and update investors on company developments. The dial-in number for domestic callers is (877) 718-5106. The dial-in number for international callers is (719) 325-4838. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 4853371. The replay number for international callers is (719) 457-0820, also using the passcode 4853371. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins that are competitive with best-in-class protein drugs currently on the market. The lead candidates in its pipeline, GlycoPEG-GCSF for chemotherapy-induced neutropenia, and the GlycoPEGylated hemostasis compounds Factor VIIa, Factor VIII, and Factor IX, target markets with aggregate 2006 sales of approximately $7.8 billion. For more information, please visit www.neose.com.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts, including statements regarding our anticipated operating and capital requirements are “forward-looking statements” that involve risks and uncertainties, including the risk that we will incur unexpected expenditures in 2008. For a discussion of these risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statement, see the section entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and discussions of potential risk and uncertainties in the Company’s subsequent filings with the SEC.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Year ended		Three months ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue from collaborative agreements	$8,805	$6,184	$2,706	$596

Operating expenses:
Research and development	34,918	29,013	6,629	7,840
General and administrative	10,855	11,551	2,782	2,501

Total operating expenses	45,773	40,564	9,411	10,341
Gain on sale of Witmer Road Facility	—	7,333	—	(2)

Operating loss	(36,968)	(27,047)	(6,705)	(9,747)
Decrease in fair value of warrant liability	6,560	—	3,218	—
Interest income	1,504	1,211	309	268
Interest expense	(147)	(1,271)	(24)	(46)

Loss before income tax benefit	(29,051)	(27,107)	(3,202)	(9,525)
Income tax benefit	533	—	—	—

Net loss	$(28,518)	$(27,107)	$(3,202)	$(9,525)

Basic and diluted net loss per share	$(0.57)	$(0.82)	$(0.06)	$(0.29)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	50,262	32,857	54,468	32,972

Condensed Balance Sheets
(unaudited)
(in thousands)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$19,282	$16,388
Accounts receivable, net	1,758	286
Prepaid expenses and other current assets	1,564	1,284

Total current assets	22,604	17,958
Property and equipment, net	13,564	13,104
Intangible and other assets, net	71	181

Total assets	$36,239	$31,243

Liabilities and Stockholders’ Equity
Current liabilities	$7,333	$10,265
Warrant liability	4,205	—
Long-term debt and capital lease obligations	182	580
Deferred revenue	5,055	4,329
Other liabilities	548	510

Total liabilities	17,323	15,684
Stockholders’ equity	18,916	15,559

Total liabilities and stockholders’ equity	$36,239	$31,243